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                                                                    Exhibit 99.1

                VEECO EXPANDS TECHNOLOGY INTO NEW GROWTH MARKET:
           OPTO-TELECOMMUNICATIONS: SIGNS DEFINITIVE MERGER AGREEMENT
                               WITH ION TECH, INC.

DATELINE:  PLAINVIEW, N.Y.

         Oct. 14, 1999-- Veeco Instruments Inc. (NASDAQ:VECO) today announced that it has signed a definitive merger agreement with Ion Tech, Inc, a leading supplier of Ion Beam Deposition Systems used to manufacture precise multi-layer optical filters critical to extending "bandwidth" of fiber optic telecommunications networks. Founded in 1974, Ion Tech is a privately held company with forecasted 1999 sales of approximately $20 million. Under the terms of the agreement, Ion Tech shareholders will receive approximately 1.5 million shares of Veeco common stock. The merger is subject to certain conditions including Hart-Scott-Rodino approval, and is expected to close in November. The merger will be accounted for as a pooling-of-interests transaction. Edward H. Braun, Chairman, President and CEO of Veeco, commented, "This merger with Ion Tech is a significant extension of Veeco's ion beam technology and provides access to an important growth market...optical telecommunications. Veeco will now have strategic growth opportunities in all three information-age markets: data storage, semiconductor, and now opto-telecommunications. Ion Tech ideally fits our merger profile: providing leadership technology, addressing a high growth industry segment with significant market share, contributing high operating profits, strong management, and is expected to be accretive to Veeco's First Call consensus 2000 earnings estimates. Ion Tech's core technology is synergistic with our existing Process Equipment business, and it provides a new market opportunity for our Metrology products." Mr. Braun added, "As a key supplier of ion beam technology used to manufacture filters for DWDM (dense wave division multiplexing), Ion Tech is well positioned to capitalize on the tremendous growth opportunity in this market. DWDM technology, developed for today's ever increasing need for bandwidth, increases the capacity of optical fibers by allowing hundreds of signals to be simultaneously transmitted in a single optic fiber, and then separated by individual wavelengths. According to industry sources, the market for DWDM enabling technology, such as filters, is expected to grow over 60% through 2000 and 2001." According to Gerald Isaacson, Ph.d., President of Ion Tech, "By joining forces with Veeco, a proven ion beam industry leader, we expect to be able to capitalize on the opportunities in the DWDM ion beam filter market. Veeco brings the manufacturing, worldwide sales and service and financial resources we need. Ion Tech's current equipment backlog is $ 17.5 million." Ion Tech, Inc., located in Ft. Collins, CO., has approximately 90 employees. The Company's primary growth opportunity is in the DWDM (Dense Wave Division Multiplexing) market. Ion Tech's main product, the SPECTOR(TM) Optical Coating System, is the market leader in ion beam systems used to fabricate DWDM filters. DWDM is a new technology in the telecommunications industry, significantly increasing the capacity of current fiber optic networks.

        Veeco Instruments Inc., headquartered in Plainview, New York is a worldwide leader in Metrology tools for the data storage and semiconductor industries, and Process Equipment etch and deposition tools for the data storage industry. Manufacturing and engineering facilities are located in New York, California and Arizona. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific.


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        To the extent that this news release discusses expectations about market conditions or about market acceptance and future sales of the Company's products, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the cyclical nature of the data storage and semiconductor industry, risks associated with the acceptance of new products by individual customers and by the marketplace, and other factors discussed in the Business Description and Management's Discussion and Analysis sections of the Company's Report on Form 10-K and Annual Report to Shareholders.

CONTACT:          Veeco  Instruments Inc., Plainview
                  Investor and Financial Media

CONTACT:          Debra Wasser, 516/349-8300, x1472
                  or Trade Media

CONTACT:          Fran Brennen, 516/349-8300, x1222












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